GENICOM Corporation and Subsidiaries


  STATEMENT REGARDING THE COMPANY'S COMPUTATION OF EARNINGS PER
                              SHARE

                                                    Twelve Months
                                                        Ended
                                                   -----------------
                                                 January 1,   January 2,
                                                   1995         1994
                                                  ---------   ---------
Shares used in this computation:

Weighted average common shares outstanding          10,630    10,621

Shares applicable to stock options, net of
 shares assumed to be purchased from
 proceeds at average market                            715         0

                                                  ---------   ---------
Total shares for earnings per common share
  and common share equivalents (primary)            11,345    10,621

Shares applicable to stock options in addition
 to those used in primary computation due to
 the use of period-end market price when
 higher than average                                    71         0


                                                  ---------   ---------
Total fully diluted shares                          11,416    10,621
                                                  =========   =========

                             E-13